Exhibit 99.1

Electric Moto Company Announces Appointment of CEO

Thursday, December 10, 2009

    NEW YORK, NY -- The Board of Directors of Electric Moto Corporation announced the appointment of Mitch Leonard to the position of Chief Executive Officer. Electric Moto Corporation is a publicly-traded company (Pink Sheets: EMOT) which develops state of the art “Green” Lifestyle electric vehicles and accessories. EMOT is preparing to launch its flagship vehicle: a 72 Volt Dual Sport electric motorcycle.

    Mr. Leonard has more than eighteen years of experience in the motorcycle industry, ranging from the technical aspects of motorcycle design to manufacturing and production. In addition, he has extensive experience building and promoting race teams. His credentials include work with many of the premier names in the industry:  American Honda Racing, Pro Circuit Racing, Suzuki Racing, Yoshimura Racing, Troy Lee Designs, Showa Suspension, Ohlins Suspension, and Dunlop Tire Corp.

    Most recently, Mr. Leonard was the Product/Motorsports Development Manager for Azteq USA. In this position he oversaw the remodeling of a new facility and the development of a professional racing team. His responsibilities for Azteq also included managing sponsorships and the development of a highly competitive racing team.

For further information, please go to the company’s website: www.electricmoto.com.

    Statements contained in this communication that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected, or described pursuant to similar expressions.

In addition, this communication is not and shall not be deemed to be an offer to sell or solicitation of an offer to buy any securities of the above mentioned company